Filed Pursuant to Rule 433

Registration No. 333-228804

THE PNC FINANCIAL SERVICES GROUP, INC.

REOPENING: $300,000,000

TOTAL ISSUE: $1,050,000,000

3.500% SENIOR NOTES DUE JANUARY 23, 2024

Issuer:	The PNC Financial Services Group, Inc.

Security:	3.500% Senior Notes due January 23, 2024

Ranking:	Senior

Expected Security Ratings:*	A3 / A- / A+ (Moody’s / S&P / Fitch)

Principal Amount:	$300,000,000. Upon settlement, the Notes will form part of the same series as, and will be fungible with, the Issuer’s outstanding 3.500% Senior Notes due January 23, 2024 issued on January 23, 2019 and the aggregate principal amount of this series of notes will be $1,050,000,000.

Price to Investors:	100.712% of face amount, plus accrued interest from January 23, 2019

Proceeds to Issuer (before Underwriter fees and accrued interest):	$302,136,000

Accrued Interest to Issuer:	$641,666.67

Proceeds to Issuer (before Underwriter fees and after accrued interest):	$302,777,666.67

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	February 12, 2019

Settlement Date:**	February 15, 2019 (T+3)

Maturity:	January 23, 2024

Optional Redemption Date:	Redeemable, in whole or in part, by the Issuer on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date.

Coupon:	3.500% per annum

Interest Payment Dates:	Semi-annually in arrears on January 23 and July 23 of each year, commencing on July 23, 2019 and ending on the earlier of the optional redemption date or the maturity date.

Day Count:	30/360

Reference Benchmark:	UST 2.500% due January 31, 2024

Reference Benchmark Yield:	2.490%

Spread to Benchmark:	85 basis points

Re-offer Yield:	3.340%

CUSIP/ISIN:	693475 AV7 / US693475AV76

Joint Book-Running Managers:	Citigroup Global Markets Inc. PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect that delivery of the Senior Notes will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date hereof will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Conflict of Interest

Because our affiliate PNC Capital Markets LLC is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.

The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or PNC Capital Markets LLC at 1-855-881-0697.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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